Exhibit 10.4

Recycling Services Agreement

Party A: Shenzhen ABGreen Environmental Protection Technology Co., LTD

(hereinafter referred to as “we”, “us”, “our”, “ours”)

Party B:

Based on mutual trust, it is agreed that you shall undertake the used commodity recycling service in the registered area of the APP “Boolv Collect”, and both parties shall support each other and provide convenience for the promotion of the recycling cooperation.

Specific cooperation:

We provide recycling information of used products, and you shall collect used electronic and electrical products and household appliances such as old TV sets, refrigerators, washing machines, air conditioners, desktop computers, and other used household appliances (hereinafter referred to as “used appliances”) from the premises. Both parties reach this agreement through consultation in accordance with the Contract Law of the People’s Republic of China and other relevant laws and regulations.

Scope of application

Subject of the Agreement. You shall join and register on APP “Boolv Collect” as an individual and take orders on the platform. This recycling service agreement shall apply to you, recycling service team represented by you and your employees.

Business mode

1. You shall receive used appliances recycling orders through our APP. The service area shall be your real-name registration area on our platform.

2. You are responsible for on-site recovery of used appliances, confirmation of order status and order completion.

3. The price of recycling used appliances shall be subject to your professional evaluation and on-site negotiation with customers without special activity requirements, and actual requirements for orders with special settlement requirements shall prevail.

4. We may coordinate to our order source system and provide recycling resources for you. You may conduct publicity, consultation, acceptance and other services of the used appliances collection activities in the cooperative third-party sites, so as to provide guarantee for you to obtain recycling orders.

5. For orders with special requirements, you shall recover, dispose of and transfer them according to our requirements.

Recycling capacity

1. You shall provide door-to-door recycling services for used commodities according to your own recycling capacity and coverage. You shall promptly communicate with our regional customer service personnel for changes and adjustments in the coverage scope and increase or decrease accordingly the recycling capacity to cope with actual recycling needs.

2. You shall actively expand recycling capacity, reserve and increase accordingly of recycling coverage capacity for the districts and counties in your recycling service area; By the end of 2021, we will require recycling capacity of all regions cover the county level or even the township in the region under recycling personnel’s jurisdiction. Recycling capacity is an important consideration of your recycling service.

On-site recycling service requirements

1. Service validity: You shall receive on-site collection information through our platform, and you shall complete the collection service in accordance with our service validity requirements.

2. You shall provide services to customers in strict accordance with our service standards during the collection of used products services, and we shall have the right to supervise and assess the quality of your services.

3. Malicious cancellation penalty: If you successfully complete the order through information we provide, but later cancel it and fail to give timely feedback on the specific situation, it shall be deemed as malicious cancellation of order. We shall conduct a spot check and return visit, and if it is verified that you have canceled the order maliciously, you shall pay us a penalty of 200 yuan/time for cancellation.

4. Service satisfaction: We may appoint a third-party customer service agency to conduct customer callback (monthly sampling callback shall not be less than 1000). Your monthly service satisfaction shall not be less than 95%.

5. Complaint assessment, we shall have the right to assess and punish you for complaints caused by you according to the circumstances.

Complaints	Definition	Assessment and penalty
Major complaints

Users of our recycling platform complain to the media or government agencies due to your service negligence or fault, thus we may be adversely affected or the normal on-site recycling operation may be affected.

Penalty of 500-1000 yuan/time, rectification will be required if more than 2 major complaints.

Important complaint	Users’ complaints caused by your service, and are not handled in a timely manner, which cause personal or property losses to them.	200- 500 yuan/time

Minor complaint	Complaints due to your late service, improper service, and sale of fake and inferior products.	200 yuan/time

Service guarantee

You shall abide by our rules, regulations and business requirements and standards, and maintain professionalism and responsibility. During the term of cooperation with us, you shall actively deal with complaints, penalties or other service-related problems that may be involved in the service process. If losses are involved, you shall identify and compensate for corresponding liabilities; If you violate the provisions hereof during the service and damages the interests of us and customers, we shall have the right to terminate the agreement with you in advance in accordance with the relevant provisions hereof.

Settlement and Payment

You undertake our online recycling orders for used appliances, and after collecting the products, the system will complete the purchase order. The amount of order must be consistent with the on-site price. False or malicious purchase is strictly prohibited.

Rights and obligations

1. During on-site service, you shall not conduct any transaction with customers in any form other than the transaction agreed in the order. If there is any transaction in violation of the order, a fine of 500 yuan/time shall be paid to us. If twice or more times of similar circumstances occur, we shall have the right to suspend the order and request you to rectify.

2. You shall carry out the used appliances recycling business in your own risk, and you shall not be an agent, sales representative or employee of ours. You shall strictly abide by national laws and regulations and our relevant systems and service specifications, and shall independently bear all expenses, responsibilities and risks related to your business operations.

3. You must ensure that the used appliances recovered are disposed of in accordance with laws and regulations. Direct abandonment, simple landfill or incineration are strictly prohibited to avoid environmental pollution.

4. You undertake that it must be qualified for aerial work and purchase accident insurance of at least 850,000 yuan insured for you or your employees in case of air conditioning disassembly and other aerial work.

5. We are in a service cooperative relationship. You shall be solely responsible for the labor relations, protection and injury compensation of you and your employees, and we shall not be jointly or severally liable for such compensation. You shall be solely responsible for the personal injury and property loss of you or your employees occurring in the process of recovering the used goods. If you cause any personal injury or property loss to any third party during the process of recycling, all liabilities shall be borne by you.

6. When collecting used appliances, you shall check and register the invoices of the used appliances and the ID number of the seller in accordance with laws and regulations to ensure that the recovered old products are not stolen goods, objects of unknown origin or mortgaged goods. If you fail to fulfill the obligation of inspection and registration, all responsibilities and losses arising therefrom shall be borne by you.

7. You shall independently bear corresponding taxes and fees for recycling or selling used appliances or other articles. You shall actively participate in and obey the unified arrangement of ours and our relevant departments.

Term of Agreement

The term of validity of this Agreement shall be as follows: from start using of our APP “Boolv Collect” to stop using it. Both parties shall negotiate whether to renew the agreement upon expiration.

Validation

This agreement is made in duplicate and shall come into force after being sealed. Each party shall hold one copy. Any dispute arising between the two parties shall be settled through consultation. If no agreement is reached, both parties agree to submit to the people’s court where we are located for settlement.

Party A: Shenzhen ABGreen Environmental	Party B:

Protection Technology Co., LTD

Date:	Date: